Century Capital Management Trust
100 Federal Street, 29th Floor
Boston, MA  02110

BY FEDEX

November 9, 2010

State Street Corporation
Lafayette Corporate Center
2 Avenue De Lafayette, 6th Floor
Boston, MA  02111
Attn:  Richard P. Adams, Jr.

Re:           Century Capital Management Trust

Dear Mr. Adams:

State Street Bank and Trust Company (“State Street”) and Century Capital Management Trust (the “Fund”) have entered into a Custodian Agreement dated December 9, 1999 (the “Agreement”), pursuant to which State Street serves as Custodian for each series of the Fund.

In accordance with Section 18 of the Agreement, this is to notify you that the Fund has established a new series, designated as Century Growth Opportunities Fund (the “Portfolio”), and to request that you render services as custodian for the Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one copy to the Fund and retaining one copy for your records.

Very truly yours,

CENTURY CAPITAL MANAGEMENT TRUST,
on behalf of its series, Century Growth Opportunities Fund,

By:           /s/ Julie Smith
Name:     Julie Smith
Title:       Principal Financial Officer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:           /s/ Michael F. Rogers
Name:     Michael F. Rogers
Title:       Executive Vice President

Effective Date:  November 17, 2010